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                                 EXHIBIT 21

                    Subsidiaries of MACC Private Equities Inc.
                      and Jurisdiction of Incorporation



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                         MACC PRIVATE EQUITIES INC.

                      SUBSIDIARIES AND JURISDICTIONS
                              OF INCORPORATION



1. MorAmerica Capital Corporation, a wholly-owned subsidiary of MACC Private Equities Inc. incorporated under the laws of the State of Iowa.